UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/05/2011 tw telecom inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)   On November 5, 2011, the Company's management and the Audit Committee of its Board of Directors, after discussions with the Company's independent registered public accounting firm, concluded that the Company will apply a technical re-evaluation of the accounting guidance applicable to the treatment of the Company's deferred tax asset. As a result, the Company will file an amended 2010 Form 10-K and amended Forms 10-Q for the first two quarters of 2011 to reflect the resulting financial restatements of the Company's financial statements for 2008 through 2010 and the first two quarters of 2011(collectively the "Affected Financial Statements"). The Company is in the process of completing its calculations and expects to file the amended reports shortly. Accordingly, the Company's financial statements and the related report of the independent registered public accounting firm included in the Company's Form 10-K for the year ended December 31, 2010, and the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 2011 and the three and six months ended June 30, 2011, should no longer be relied upon.

The Company believes that the restatement does not reflect any economic impact on the Company, any trends in the Company's business or any current or prospective impact on the Company's results of operations. The restatement does not impact the Company's cash balances, the timing of its future ability to use net operating loss carryforwards ("NOLs") or the Company's compliance with its debt covenants. No facts have changed that supported the original recording of the net deferred tax asset in 2001 or the Company's decision to continue to carry the asset on its balance sheet prior to the restatement. The Company believes that the restatement reflects technical accounting adjustments only, based on interpretations of the Financial Accounting Standards Board's Accounting Standards Codification Topic 740, Accounting for Income Taxes.

This restatement will result in the establishment of a non-cash valuation allowance against a tax asset that was originally recorded in 2001 and the recognition of non-cash tax expense in the periods from the fourth quarter of 2006 until the first quarter of 2010, all of which will be reversed in the second quarter of 2010. There is no impact to tax expense for any periods subsequent to June 30, 2010. As a result of the restatement, the impact (unaudited) to the previously reported beginning accumulated deficit as of January 1, 2008 will be an increase of $51.1 million. Income tax expense will increase $9.1 million and $9.2 million in 2008 and 2009, respectively, and the income tax benefit will increase $69.4 million in 2010.

The deferred tax asset that is being reversed as a result of this restatement and then re-recognized in the second quarter of 2010 properly appears and will continue to appear on the Company's consolidated balance sheet. The amount of that asset will be reduced as the Company continues to utilize its NOLs. The applicable accounting guidance does not permit the Company to rely on actual earnings results to support the previous accounting treatment; however, the passage of time and the Company's actual results ultimately supported the recognition of the income tax benefit related to the deferred tax asset in 2010.

The accounting rules applicable to deferred tax assets are complex and highly technical. Those rules involve a high degree of management judgment that our management believed was reasonable at the time, was supported by the advice of third-party tax professionals and was included in the previously filed consolidated financial statements reported on by the Company's current independent registered public accounting firm.

Management has evaluated the effect of the facts leading to the restatement of the Affected Financial Statements on its prior conclusions of the adequacy of internal controls over financial reporting and disclosure controls and procedures and has concluded that a material weakness exists in the area of accounting for income taxes specific to tax planning strategies related to the need for a valuation allowance against deferred tax assets. Accordingly, remediation is currently underway to address this deficiency.

Forward Looking Statements

Certain statements in this report, including the Company's estimates regarding the time for filing and impact of the restatement on the Company's financial statements and information about the potential reduction of the deferred tax asset and other future impacts are forward-looking statements under the Private Securities Litigation Reform Act of 1995 that reflect management's views with respect to future events and financial performance. These statements are based on management's current expectations and are subject to risks and uncertainties, including future events and additional facts that the Company may obtain after the date of this report. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

tw telecom inc.

Date: November 07, 2011	By:	/s/ Tina Davis
Tina Davis
Senior Vice President and Deputy General Counsel